Exhibit 10.5

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (“Agreement”) is entered into on April 16, 2026, BETWEEN:

Genius Group Ltd and its subsidiaries, a public limited company duly organized and incorporated under the laws of Singapore, having its registered seat at 3 Temasek Avenue, #18-01, Centennial Tower, Singapore 039190.

(Hereinafter referred to as the “Purchaser”, “GG” or a “Party”)

AND

Jewel Investments LLC, a limited liability company duly organized and existing under the laws of the State of Delaware, United States of America, with principal place of business at 880 Third Avenue, 5th Floor, New York, NY 10022, and its Affiliates (the “Investco”)

(Hereinafter referred to as the “Seller” or a “Party”, and collectively with the Purchaser, the “Parties”)

WHEREAS:

A.	Genius Group Ltd and its subsidiaries (hereinafter referred to as “GG”) is a global AI-powered, education group, publicly listed on NYSE American (Ticker: GNS). The Purchaser intends to acquire a note convertible into an equity interest in a licensed digital banking platform to complement its digital asset and stablecoin strategy following the passage of the GENIUS Act.

B.	Jewel Investments LLC (the “Investco”) is a Delaware limited liability company that, following a completed recapitalization, will own 58.3% of the issued and outstanding equity interests of Jewel Financial Limited (“Holdings”) which owns 100% of the issued and outstanding equity of Jewel Bancorp Limited (the “Bank”), a Bermuda exempted company holding both a full banking license issued under the Banks and Deposit Companies Act 1998 and a Class F digital asset business license issued under the Digital Asset Business Act 2018 by the Bermuda Monetary Authority (“BMA”).

C.	This Agreement is for the purchase by GG of that certain Senior Secured Convertible Promissory Note in the original principal amount of US$2,000,000, dated October 1, 2025, issued by the Bank to the Investco pursuant to the Existing NPA (the “Sale Note”), which is immediately convertible at Closing into shares of Holdings equal to 9.9% of the issued and outstanding shares of Holdings at such time (the “Sale Shares”), based on the capitalisation of Holdings as at the Closing Date, representing an effective 9.9% economic interest in the Bank, in exchange for shares of GG common stock and cash consideration as set forth herein.

D.	The Parties have agreed to make certain warranties, covenants and agreements in connection with the transactions contemplated by this Agreement, and the terms of this Agreement reflect the Non-Binding Indicative Term Sheet dated March 18, 2026 between Genius Group Limited and American Ventures LLC, as modified (the “Term Sheet”).

NOW THEREFORE, in consideration of the above recitals, the warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and confirmed, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Defined Terms. The terms listed below and throughout this Agreement have the following meanings when used in capitalized form unless otherwise expressly provided for elsewhere in this Agreement or in the specific context in which they appear. For the avoidance of doubt, all defined terms shall apply consistently throughout this Agreement and any amendment, supplement, restatement or modification thereof.

a)	“Affiliate” means with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

b)	“Agreement” means this Share Purchase Agreement and shall include the recitals and/or schedules attached hereto.

c)	“Bank” means Jewel Bancorp Limited, a Bermuda exempted company holding a full banking license and a Class F digital asset business license issued by the BMA.

d)	“BDCA” means the Banks and Deposit Companies Act 1998 of Bermuda, as amended from time to time.

e)	“BMA” means the Bermuda Monetary Authority, the central bank and principal financial regulator of Bermuda.

f)	“Books and Records” means all files, documents, instruments, papers and materials relating to the Seller, Holdings or the Bank including financial statements, tax returns, compliance records and customer files.

g)	“Business Day” means any day other than a Saturday, Sunday, or public holiday in Singapore, New York, or Hamilton, Bermuda.

h)	“Cash Consideration” means Five Million Five Hundred Thousand US Dollars (US$5,500,000), with Five Million Dollars allocated to Bank working capital and Five Hundred Thousand Dollars to existing shareholders.

i)	“Claims” means any and all demands, claims, actions, causes of action, notices, suits, litigations, prosecutions, mediation proceedings, arbitration proceedings or proceedings of any kind.

j)	“Closing Date” means on or about April 16, 2026.

k)	“Closing” means the completion and consummation of the sale and purchase of the Sale Shares in accordance with Section 7.

l)	“Conditions Precedent” means the conditions precedent to the Parties’ respective obligations to consummate the transaction, as set out in Section 5.

m)	“Consideration Shares” means Fifteen Million (15,000,000) ordinary, fully paid and non-assessable shares of GG issued at a Deemed Issue Price of US$0.40 per share.

n)	“DABA” means the Digital Asset Business Act 2018 of Bermuda, as amended from time to time.

o)	“Damages” means any and all monetary damages, losses, fines, penalties and out-of-pocket expenses including consequential and punitive damages.

p)	“Encumbrance” means any mortgage, charge, lien, pledge, hypothecation, assignment, deed of trust, security interest or equitable interest of any kind.

q)	“Execution Date” means the date of execution and delivery of this Agreement by all Parties.

r)	“GG Shares” means the ordinary shares of Genius Group Limited, listed on NYSE American (Ticker: GNS).

s)	“Holdings” means Jewel Financial Limited, the sole shareholder of the Bank.

t)	“Investco” means Jewel Investments LLC, a Delaware limited liability company.

u)	“Law or Laws” means any statute, law, regulation, ordinance, rule, court order, decree, permits, licenses, approvals and governmental requirements.

v)	“Liabilities” means any direct or indirect liability, indebtedness, obligation, expense or deficiency of any type, known or unknown, absolute or contingent.

w)	“Market Price” means the average of the daily VWAP prices of GG Shares for five consecutive trading days immediately preceding the day in question.

x)	“Material Adverse Effect” means any material adverse effect in the business or financial condition of the Seller, Holdings or the Bank taken as a whole.

y)	“Existing NPA” means that certain Senior Secured Convertible Note Purchase Agreement dated October 1, 2025 among the Investco and the Jewel Parties (as defined therein).

z)	“Person” means any individual, corporation, partnership, LLC, trust, governmental authority or other entity.

aa)	“Purchase Price” has the meaning set out in Section 3.1 of this Agreement.

bb)	“Sale Note” means that certain Senior Secured Convertible Promissory Note in the original principal amount of US$2,000,000, dated October 1, 2025, issued by the Bank to the Investco pursuant to the Existing NPA.

cc)	“Transaction Documents” means, collectively, this Agreement and each other agreement or document to be executed in connection with the Transaction.

dd)	“Transaction” means the share purchase and sale of the Sale Shares contemplated by this Agreement.

1.2	Interpretation Rules.

a)	In this Agreement, words denoting the singular number shall include the plural and vice versa, and words denoting one gender shall include the other genders.

b)	All references to “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement as a whole.

c)	References to Section numbers refer to Sections of this Agreement.

d)	The term “in writing” includes printing, typing and other forms of legible representation.

e)	The words “directly” and “indirectly” have the meanings ascribed in context.

f)	Section headings are for convenience only and do not affect the meaning.

g)	References to any statute or legislation include any amendments and re-enactments thereof.

h)	The words “include” and “including” shall be construed as including without limitation.

i)	Time is of the essence in this Agreement.

j)	Any reference to the “knowledge” of a Party means the actual knowledge of such Party’s executive officers after reasonable inquiry.

k)	References to “days”, “months”, and “years” are to calendar days, months and years respectively.

l)	Any word defined in the recitals shall have the same meaning throughout this Agreement.

m)	All references to dollars or “$” are references to United States dollars.

n)	The Parties acknowledge this has been negotiated at arm’s length between sophisticated parties.

o)	In any conflict between recitals and operative provisions, operative provisions shall prevail.

2.	PURCHASE OF SHARES

2.1	Upon the satisfaction of the Conditions Precedent, the Seller agrees to sell, and the Purchaser agrees to purchase, the Sale Note which shall be immediately convertible at Closing into shares of Holdings equal to 9.9% of the total issued and outstanding shares of Holdings at such time (the “Sale Shares”), based on the capitalisation of Holdings as at the Closing Date and without giving effect to any subsequent issuances of shares by Holdings in connection with any remaining capital contributions of the Investco under the Existing NPA or any recapitalisation thereof, free from all Encumbrances and together with all rights and privileges attached thereto.

2.2	The Parties acknowledge that the conversion of the Sale Note into the Sale Shares will be based solely on the current capitalisation of Holdings and does not reflect the full equity structure that will exist after the Investco completes its remaining capital contributions under the Existing NPA or otherwise renegotiates and recapitalises its investment in Holdings. Upon conversion, the Sale Shares shall provide the Purchaser with an effective 9.9% economic interest in the Bank.

2.3	For the avoidance of doubt, the Parties acknowledge that the transaction contemplated herein includes all rights, title, interest, and benefits appertaining to the Sale Note, including all distribution rights and information rights associated with the Sale Shares, subject to Section 2.6.

2.4	Once the Investco has completed its remaining capital contributions under the Existing NPA (or any renegotiation or recapitalisation thereof), and any additional issuances of shares by Holdings have been completed in connection therewith, the Purchaser shall have the right, but not the obligation, to exchange its Sale Shares for a revised number of shares of Holdings equal to 9.9% of the fully diluted issued and outstanding equity of Holdings after giving effect to all such additional issuances (the “Equity Adjustment Right”). The Equity Adjustment Right shall be a one-time adjustment or exchange right and shall not constitute an ongoing anti-dilution provision.

2.5	Upon exercise of the Equity Adjustment Right by written notice to the Seller, the adjustment shall be effected by either: (a) the surrender and cancellation of the existing Sale Shares and the issuance of new shares of Holdings to the Purchaser in such number as is necessary to provide the Purchaser with 9.9% of the fully diluted issued and outstanding equity of Holdings after giving effect to the additional issuances contemplated by Section 2.4; or (b) the issuance of incremental shares of Holdings to the Purchaser in such number as, together with the existing Sale Shares, provides the Purchaser with 9.9% of such fully diluted issued and outstanding equity, as determined by the Parties acting reasonably.

2.6	Notwithstanding any other provision of this Agreement, the terms of any class of shares of Holdings, or the provisions of the Sale Note, the Sale Shares (and any shares received upon exercise of the Equity Adjustment Right) shall carry only one (1) vote per share on all matters, and the Purchaser shall not be entitled to any enhanced voting rights, including the seven (7) votes per share attached to any Class B Shares of Holdings.

2.7	The Purchaser shall not, and shall procure that its Affiliates shall not, without the prior written non-objection or approval of the BMA (to the extent required under applicable Law): (a) acquire any additional shares or interests in Holdings or the Bank that would increase the Purchaser’s shareholding or voting power beyond the thresholds specified in section 25 of the BDCA (being 10%, 20%, 30%, 40%, 50%, 60% and 75%) without first serving notice on the BMA and complying with the applicable notification and approval procedures; (b) take any action that would cause the Purchaser to become a controller (as defined in section 7 of the BDCA) of the Bank other than as a shareholder controller; or (c) exercise any rights under this Agreement in a manner that would cause the Bank to fail to satisfy the minimum licensing criteria set out in the Second Schedule to the BDCA or that would otherwise give rise to a ground for restriction or revocation of the Bank’s banking licence.

2.8	Immediately upon closing of the financing from High Tide Gold, the Board of Holdings shall increase to seven (7) directors, and the Purchaser shall have the right to appoint one director to the Board of Holdings at its sole discretion as to the identity of that director (intended to be Roger Hamilton, CEO of the Purchaser), which right to appoint one director shall continue to exist so long as the Purchaser beneficially owns its Consideration Shares (either directly or indirectly).

3.	PURCHASE PRICE AND PAYMENT

3.1	The aggregate purchase price for the Sale Shares shall be US$11,500,000 (the “Purchase Price”), consisting of: (a) the Cash Consideration of US$5,500,000, payable in cash at Closing; and (b) the Consideration Shares, being 15,000,000 GG Shares valued at US$0.40 per share (US$6,000,000 in aggregate). At Closing, the Sale Note shall become immediately convertible into such number of shares of Holdings as represents 9.9% of the issued and outstanding equity of Holdings at such time, subject to the voting cutback set forth in Section 2.6.

3.2	The Purchaser shall on the Closing Date pay the Cash Consideration of US$5,500,000 by wire transfer to an account designated by the Seller. Of this amount, US$5,000,000 shall be allocated to the working capital of the Bank and US$500,000 shall be payable to existing equityholders of the Investco.

3.3	The Purchaser shall on the Closing Date issue the Consideration Shares to the Seller. The Consideration Shares shall be issued fully paid at a deemed price per share of US$0.40 (the “Deemed Issue Price”), being within the 5-day volume-weighted average price (VWAP) range under applicable NYSE American rules.

3.4	Pari Passu. The Consideration Shares rank pari passu with all other ordinary GG Class A ordinary shares.

4.	PUBLIC COMPANY OBLIGATIONS

4.1	The Seller shall comply with all applicable federal and state securities laws and the rules and regulations of the SEC and NYSE American, in each case solely to the extent applicable to the Seller as a recipient and holder of the Consideration Shares and to the extent reasonably within the Seller’s control. The Purchaser shall provide the Seller with reasonable prior written notice of any specific compliance actions or restrictions required of the Seller in connection with such laws, rules, or regulations, and the Seller shall reasonably cooperate with such requirements.

4.2	Resale Registration. The Consideration Shares are issued pursuant to a private placement transaction under Section 4(a)(2) of the Securities Act of 1933, as amended, and will be registered pursuant to a resale registration statement on Form F-3 which will be filed pursuant to the registration rights agreement being executed simultaneously herewith.

5.	CONDITIONS PRECEDENT

5.1	Purchaser Conditions Precedent to Closing. The obligations of the Purchaser to purchase the Sale Shares on the Closing Date are subject to the satisfaction, or waiver in writing by the Purchaser, of each of the following conditions:

a)	Compliance with Obligations. The Seller shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with on or before Closing, and shall have obtained all approvals, consents, and qualifications necessary to complete the sale and purchase of the Sale Shares.

b)	No Legal Proceedings. No administrative, investigatory, judicial, quasi-judicial, or arbitration proceedings shall have been brought by any Person seeking to enjoin or seek Damages from any party in connection with the sale and purchase of the Sale Shares, and no order, injunction, or other action shall have been issued, pending or threatened, which prohibits, prevents, restrains, restricts, delays, makes illegal or otherwise interferes with the consummation of any of the transactions contemplated under this Agreement.

c)	Accuracy of Warranties. The Seller shall have delivered to the Purchaser a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Seller, certifying that the representations and warranties set out in Section 8 are true, correct, and complete in all material respects as of the Closing Date as though made on and as of such date.

d)	Due Diligence Completion. The Purchaser shall have completed, to its reasonable satisfaction, its due diligence review of the Investco, Holdings and the Bank, including review of the Bank’s regulatory status with the BMA, corporate structure, financial condition, technology platform, capital structure, and the path to full BMA operational approval and commercial launch.

e)	Board Approval. The transactions contemplated by this Agreement shall have been duly approved by the respective Boards of Directors of the Purchaser and the Seller, and evidence of such approvals shall have been provided to the other Party.

f)	Regulatory Compliance. No regulatory prohibition, order, or directive shall have been issued by any Governmental Entity preventing or materially restricting the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

g)	No Material Adverse Change. There shall have been no Material Adverse Change in the business, assets, financial condition, operations, or prospects of the Seller, Holdings or the Bank between the Execution Date and the Closing Date, and the Seller shall have delivered a certificate to such effect.

h)	Recapitalisation Complete. The recapitalisation of the Investco shall have been completed in full such that it owns 58.3% of the issued and outstanding equity interests of Holdings, and all prior convertible debt instruments shall have been converted or extinguished and consolidated into the non-voting SPV structure as described to the Purchaser during due diligence.

i)	BMA Non-Objection. (i) The Bermuda Monetary Authority shall not have raised any objection to the change in beneficial ownership of the Bank resulting from this Transaction, and shall not have indicated any intention to revoke, suspend, or materially modify the Bank’s banking license or Class F digital asset business license as a consequence of this Transaction.

j)	Consents and Waivers. The Seller shall have obtained all necessary consents, waivers, and no-objections in writing from any Person as may be required under any applicable Law, contract, or organizational document for the execution, delivery, and performance of the Transaction Documents, including any consent required from existing members of the Investco.

5.2	Seller Conditions. Seller Conditions Precedent to Closing. The obligations of the Seller to sell the Sale Shares on the Closing Date are subject to the satisfaction, or waiver by the Seller, of each of the following conditions:

a)	Compliance with Obligations. The Purchaser shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with on or before Closing, and shall have obtained all approvals, consents, and qualifications necessary to complete the transfer of the Sale Shares.

b)	Consents and Waivers. The Purchaser shall have obtained all necessary consents, waivers, and no-objections in writing from any Person as may be required under any applicable Law or contract for the execution, delivery, and performance of the Transaction Documents, including any approvals required by NYSE American or the SEC.

6.	PRE-CLOSING ACTIONS

6.1	Between the Execution Date and the Closing Date, except as expressly permitted or required by this Agreement or with the prior written consent of the Purchaser, the Seller shall: (a) not directly or indirectly initiate or engage in discussions or negotiations with any other Person for the purpose of any transactions in respect of any of the Sale Shares or any assets of the Seller, Holdings or the Bank; (b) not carry out any action or omission which may affect the proposed transaction under this Agreement, or which may reduce or dilute the effective ownership of the Purchaser upon Closing; (c) not pass any resolution which is inconsistent with any provision of, or transactions contemplated under, the Transaction Documents; (d) conduct its operations in the ordinary course of business; (e) materially comply with all applicable Laws; and (f) not agree or otherwise commit to taking any of the actions described in subsections (a) through (e).

6.2	Each of the Seller and the Purchaser shall promptly advise the other in writing of any event, occurrence, fact, condition, change, development, or effect that has had or may reasonably be expected to have a Material Adverse Effect. Each Party shall allow the other reasonable access until the Closing Date to its books, records, and other relevant documents necessary for the transactions contemplated herein. From the Execution Date to the Closing Date, GG will make all required pre-transaction disclosures to the SEC and shall fulfill all other obligations required by the SEC.

7.	CLOSING, DELIVERY, AND PAYMENT

7.1	Subject to the satisfaction or waiver of the Conditions Precedent, Closing shall take place on or about the Closing Date, or such later date as mutually agreed by the Parties, but in any event not later than April 20, 2026 (the “Outside Date”).

7.2	At Closing, both parties shall confirm they have complied with all necessary compliance as per their constitution, including any necessary Board and shareholder approvals.

7.3	At Closing, the Seller shall deliver to the Purchaser: (a) the original Sale Note (or a lost note affidavit in a form reasonably acceptable to the Purchaser) and an instrument of assignment transferring the Sale Note to the Purchaser; (b) any necessary consents or approvals required for the transfer of the Sale Note; (c) evidence of the completion of the recapitalisation such that the Investco owns its expected percentage of the issued and outstanding equity interests of Holdings; (d) written confirmation from Holdings that, upon conversion of the Sale Note by the Purchaser, the register of members of Holdings shall be updated to reflect the Purchaser as a 9.9% shareholder; (e) a certificate of good standing for the Investco from the State of Delaware; and (f) any other document reasonably required by the Purchaser.

7.4	On receipt of the Cash Payment from the related Share Purchase Agreement with American Ventures LLC, the Purchaser shall: (a) pay the Cash Consideration of US$5,500,000 by wire transfer to an account designated by the Seller; and (b) issue the Consideration Shares of 15,000,000 GG Shares to the Seller.

7.5	The obligations of each of the Parties in this Section are interdependent on each other. Closing shall not occur unless all of the obligations specified in this Section are complied with and are fully effective. All transactions to be consummated at the Closing shall be deemed to occur simultaneously.

7.6	The Purchaser acknowledges that US$5,000,000 of the Cash Consideration is designated for working capital of the Bank to support its path to full BMA operational approval and commercial launch.

7.7	Within one month of Closing, both Parties will: (a) procure such amendments to the bye-laws or constitutional documents of Holdings as are necessary to reflect the Purchaser’s 9.9% shareholding and the provisions of Section 2.6; (b) appoint the Purchaser’s designated representative to the Board of Directors of Holdings and, subject to BMA approval, to the Board of the Bank; and (c) communicate the transaction to relevant stakeholders in accordance with applicable securities laws and stock exchange rules.

8.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants, on behalf of itself, its shareholders and its subsidiaries, to and for the benefit of Purchaser and the other Purchaser Indemnitees, as follows, as of the date hereof and as of the Closing Date:

8.1	Organization, Standing and Power. The Investco: (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has the requisite power to carry on its business as now being conducted; and (iii) is duly qualified, licensed and admitted to doing business in each jurisdiction in which such qualification is necessary.

8.2	Ownership of Holdings Shares. The Investco owns, or upon completion of the recapitalisation will own, 58.3% of the issued and outstanding equity interests of Holdings, free and clear of all Encumbrances, and has good and marketable title thereto.

8.3	Authority and Due Execution. Seller has all requisite power and authority to enter into this Agreement and each Transaction Document to which it is a party and to consummate the Transaction. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

8.4	Non-Contravention. The execution and delivery of this Agreement and each Transaction Document will not: (i) conflict with or violate any of the Organizational Documents of the Seller or the Bank; (ii) conflict with or violate any applicable Law to which any of the Seller, Holdings or the Bank is subject; or (iii) result in any material breach of or constitute a material default under any material contract to which any of the Seller, Holdings or the Bank is a party.

8.5	Financial Statements. The cash flow reports and other financial information provided to the Purchaser fairly present in all material respects the cash position and operating expenses of the Bank for the periods covered. The Purchaser acknowledges that the Bank is a pre-revenue entity and that audited financial statements may not be available at the Execution Date.

8.6	No Undisclosed Liabilities. Except as disclosed to the Purchaser in the data room or in writing, none of the Seller, Holdings or the Bank has any material Liability of any nature other than: (i) liabilities reflected in the financial information provided; (ii) liabilities incurred in the ordinary course of business since the date of such financial information; and (iii) liabilities under this Agreement or the Transaction Documents.

8.7	Regulatory Status. (a) The Bank holds a full banking license issued by the BMA pursuant to the BDCA and a Class F digital asset business license under DABA. (b) To the knowledge of the Seller, there are no pending or threatened regulatory actions, enforcement proceedings, or sanctions by the BMA against the Bank that would reasonably be expected to result in the revocation or material limitation of the Bank’s licenses. (c) The Bank is current on all banking dues, license fees, and regulatory filings required by the BMA.

8.8	Litigation. To the knowledge of the Seller, there has not been any legal proceeding pending or threatened against the Seller or the Bank, and there are no Legal Proceedings that are pending or threatened by or against the Seller or the Bank in their capacities as such.

8.9	Tax Matters. The Seller has paid on a timely basis all Taxes relating to the Seller and the Bank that are due and payable. There are no pending or threatened audits, investigations, disputes, or claims for or relating to any Taxes of the Seller which would reasonably be expected to result in any material liability.

8.10	Insurance. The Bank maintains directors and officers liability insurance in full force and effect, with coverage extended through 2026. The Seller has not received written notice of cancellation of such insurance policies, nor has the Seller been denied insurance or suffered the cancellation of any insurance with respect to the Business during the past three years.

8.11	Intellectual Property. The Bank owns or has sufficient rights to all intellectual property used in or necessary for the conduct of its business, including the “Bank in a Box” technology platform built on the Mambu core banking system, the JUSD stablecoin infrastructure, and the Jewel Bank brand and trademarks.

8.12	FCPA; Anti-Bribery. None of the Seller, Holdings or the Bank, nor any of their respective directors, officers, employees, or agents, has taken any action that would result in a violation of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. 78m(b), 78dd-1, 78dd-2, 78ff), or any other applicable anti-corruption or anti-bribery law binding on any of them.

8.13	No Broker. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

9.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

9.1	Organization. GG is a public limited company duly organized and validly existing under the laws of the Republic of Singapore and is listed on NYSE American (Ticker: GNS).

9.2	Authority. GG has all requisite power and authority to enter into this Agreement and to consummate the Transaction. The execution, delivery and performance have been duly authorized by all necessary corporate action.

9.3	Due Execution. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

9.4	Consideration Shares. The Consideration Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable, and will be issued pursuant to the Purchaser’s existing shelf registration statement filed with the SEC.

10.	INDEMNIFICATION AND DAMAGES

10.1	Each Party (an “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Affiliates (each an “Indemnified Party”) from and against any and all Claims, Damages, Losses, costs and expenses (including reasonable legal fees) arising out of or resulting from any breach of any warranty, representation, covenant or agreement made by the Indemnifying Party in this Agreement or any Transaction Document; provided, however, that in no event shall Damages include any consequential, special, or punitive damages, except to the extent such damages are awarded to a third party in connection with a Third-Party Claim for which indemnification is otherwise required hereunder.

10.2	The aggregate liability of either Party under this Section shall not exceed the Purchase Price of US$11,500,000. No claim for indemnification may be made after the date that is eighteen (18) months following the Closing Date, except for claims relating to fraud, which shall survive indefinitely.

11.	LIMITATION OF LIABILITY

Neither Party shall be liable to the other for any indirect, consequential, special or punitive damages, including loss of profits, loss of business, loss of goodwill, or loss of anticipated savings, except in the case of fraud or willful misconduct.

12.	TERMINATION AND REMEDIES

a.	This Agreement may be terminated: (a) by mutual written agreement of the Parties; (b) by either Party if the Closing has not occurred by April 30, 2026 (the “Outside Date”), unless extended by mutual written agreement; (c) by either Party if any Condition Precedent becomes incapable of satisfaction and has not been waived; or (d) by the Purchaser if there has been a Material Adverse Effect on the Seller, Holdings or the Bank.

b.	Survival. Upon termination, this Agreement shall become void and have no effect, except that the provisions of Section 13 (Confidentiality), Section 14 (Fees), and Section 15 (Governing Law) shall survive termination.

13.	CONFIDENTIALITY

Each Party undertakes that it shall not at any time disclose to any person any confidential information concerning the business, affairs, customers, clients or suppliers of the other Party, except: (a) to its employees, officers, representatives, or advisers who need to know such information; (b) as may be required by law, a court of competent jurisdiction, or any governmental or regulatory authority including the SEC; and (c) as may be required by applicable stock exchange rules including NYSE American listing requirements.

14.	FEES, TAXES AND DUTIES

Except as set forth in the engagement with the Placement Agent (D. Boral Capital LLC), each Party shall bear its own costs and expenses in connection with the negotiation and execution of this Agreement. Any stamp duty, transfer tax, or similar tax arising in connection with the transfer of the Sale Shares shall be borne by the Purchaser.

15	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

16	ARBITRATION AND DISPUTE RESOLUTION

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be finally resolved by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect. The place of arbitration shall be New York, New York. The arbitration shall be conducted by a single arbitrator selected in accordance with such rules. The language of the arbitration shall be English. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and the award shall be final and binding on the Parties.

17	GENERAL PROVISIONS

17.1	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.

17.2	Amendments. No amendment or modification of this Agreement shall be valid unless made in writing and signed by both Parties.

17.3	Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions shall continue in full force and effect.

17.4	Assignment. Neither Party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other Party.

17.5	Notices. All notices under this Agreement shall be in writing and shall be deemed duly given when delivered personally, sent by email, or sent by registered mail to: If to the Purchaser: Genius Group Limited, 3 Temasek Avenue, #18-01, Centennial Tower, Singapore 039190. If to the Seller: Jewel Investments LLC, 880 Third Avenue, 5th Floor, New York, NY 10022.

17.6	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

17.7	Further Assurances. Each Party shall execute such further documents and take such further actions as may reasonably be required to give full effect to this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

GENIUS GROUP LIMITED

Name:	Roger James Hamilton

Title:	CEO

JEWEL INVESTMENTS LLC

Name:	Jacob Babins

Title:	Manager